Exhibit 10.1

IMCLONE SYSTEMS INCORPORATED
2006-2008 RETENTION PLAN

(Effective as of January 1, 2006)

This document sets forth the terms of the ImClone Systems Incorporated 2006-2008 Retention Plan (the “Plan”).

1.  Purpose of Plan and Overview

The Plan is intended to reward employees of ImClone Systems Incorporated (the “Company”) for the Company achieving specified performance goals over specified performance periods.  The Plan is effective as of January 1, 2006 (the “Effective Date”), and was approved by the Compensation Committee of the Board of Directors of the Company (the “Compensation Committee”) on January 18, 2006 (the “Approval Date”).

With respect to employees with a rank of Vice President or above, this Plan is a component plan of the ImClone Systems Incorporated Annual Incentive Plan (the “Annual Incentive Plan”), and award opportunities provided hereunder to such employees are subject to the provisions of such Annual Incentive Plan.  With respect to employees below the Vice President level, this Plan is a separate plan from the Annual Incentive Plan.

2.  Plan Administration

(a) Authority.  The Plan shall be administered by the Committee.  The Committee is authorized, subject to the provisions of the Plan, in its sole discretion, from time to time to (i) select the individuals who are eligible to participate in the Plan, (ii) determine Target Award Opportunities (as defined below) under the Plan, (iii) prescribe Award Letters (as defined below), which need not be identical, (iv) determine the other terms and conditions of, and all other matters relating to, Target Award Opportunities and payouts of Awards (as defined below) under the Plan, (v) establish, modify or rescind such rules and regulations as it deems necessary for the proper administration of the Plan, and (vi) make such determinations and interpretations and take such steps in connection with the Plan, Target Award Opportunities and Award payouts under the Plan as it deems necessary or advisable.  All such actions by the Committee shall be final and binding on all persons.

(b) Manner of Exercise of Committee Authority.  The Committee may delegate its responsibility with respect to the administration of the Plan to one or more officers of the Company, to one or more members of the Committee, or to one or more members of the Board of Directors of the Company (the “Board”); provided, however, that the Committee may not delegate its responsibility to (i) make awards under the Plan to executive officers of the Company, (ii) make awards under the Plan which are intended to constitute “qualified performance-based compensation” under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) and the Annual Incentive Plan, or (iii) certify the satisfaction of the level or levels of performance required to be attained with respect to a Target Award Opportunity in order that a Participant (as defined below) may become entitled to specified rights in connection with a Target Award Opportunity (“Performance Objectives”) in accordance with Section 162(m) of the Code and the Annual Incentive Plan.  The Committee may also appoint agents to assist in the day-to-day administration of the Plan and may delegate the authority to execute documents under the Plan to one or more members of the Committee or to one or more officers of the Company.

(c) Limitation of Liability.  The Committee may appoint agents to assist it in administering the Plan.  The Committee and each member thereof shall be entitled to, in good faith, rely or act upon any report or other information furnished to him or her by any officer or employee of the Company, the Company’s independent certified public accountants, consultants or any other agent assisting in the administration of the Plan.  Members of the Committee and any officer or employee of the Company and any Board member to whom the Committee has delegated responsibility, acting at the direction or on behalf of the Committee, shall not be personally liable for any action or determination taken or made in good faith with respect to the Plan, and shall, to the extent permitted by applicable law, be fully indemnified and protected by the Company with respect to any such action or determination.

3.  Performance Periods

Performance goals hereunder will be measured over the two-year period beginning January 1, 2006 and ending December 31, 2007, and, separately, over the three-year period beginning January 1, 2006 and ending December 31, 2008 (each, a “Performance Period”), or such shorter period as may be applicable as specified in Section 4, Section 5 or Section 6.

There is no formal obligation or intent on the part of the Company or the Committee to commence a new performance period prior to, subsequent to, or upon completion of either of the Performance Periods.

4.  Eligibility and Participation

Executive officers of the Company (including those employed by any subsidiary) and other employees designated by the Committee are eligible to participate in the Plan (“Eligible Employees”).  Eligible Employees designated by the Committee to participate in the Plan are “Participants.”

Participants designated as such by the Committee on the Approval Date will have an “Entry Date” for purposes hereof of January 1, 2006.  Participants may be added after the Approval Date as designated by the Committee (e.g., as a result of promotion, or new hire), but any Target Award Opportunities for any such Participant will be based on the achievement of performance goals, prospectively, in respect of the portion of the applicable Performance Period which occurs following the date such Eligible Employee first becomes a Participant (such Participant’s “Entry Date”).

Each Participant will receive an award letter (“Award Letter”) indicating the Participant’s participation in the Plan and the Participant’s Target Award Opportunity, as set forth in Section 5.

5.  Target Award Opportunity

Each Participant will be assigned a target award opportunity with respect to the applicable Performance Period expressed as a dollar amount (“Target Award Opportunity”).  Target Award Opportunities will be established by the Committee reasonably promptly following the inception of the applicable Performance Period, but, to the extent required by Section 162(m) of the Code, by no later than the earlier of the date that is ninety days after the commencement of the Performance Period or the day prior to the date on which twenty-five percent of the Performance Period has elapsed.  Target Award Opportunities may vary among Participants, including within various levels of seniority.

The Target Award Opportunity established for a Participant will not be subject to adjustment during the applicable Performance Period, except in circumstances determined by the Committee, in its sole discretion, that warrant adjustment (but subject to the requirements of the Annual Incentive Plan, if applicable, and subject to Section 6).

An Eligible Employee who becomes a Participant in the Plan after the Approval Date will be assigned a Target Award Opportunity that reflects the portion of the applicable Performance Period such Participant is anticipated to complete following such Participant’s Entry Date.

6.  Performance Goals and Award Determination

(a) Committee Certification.  Following the completion of the applicable Performance Period, the Committee shall certify in writing, in accordance with the requirements of Section 162(m) of the Code, whether the Performance Objectives and other material terms for paying amounts in respect of Target Award Opportunities related to that Performance Period have been achieved or met.  Unless the Committee determines otherwise, Award payouts in respect of the applicable Performance Period will not occur before such Committee certification.

(b) General Methodology.  The percentage of the Target Award Opportunity actually earned (if any) by a Participant with respect to a Performance Period (the Participant’s “Award”) will be determined by the Committee, and is subject to the requirement that the Participant be in active, full-time employment with the Company on the last day of the applicable Performance Period, except as expressly provided below in this Section 6 and in Section 8.

The percentage of the Target Award Opportunity actually earned (if any) by a Participant with respect to a Performance Period will be determined by comparing actual Company share performance at the conclusion of the applicable Performance Period with the approved share performance goals set by the Committee for such Performance Period, using the methodology set forth in this Section 6.

For purposes of measuring Company share performance, (i) the Company share price at the conclusion of a Performance Period will be calculated based on the average daily closing market price of a share of the Company’s common stock as quoted on the NASDAQ National Market on days such market is open for trading during the 30 calendar day period ending on the last day of such Performance Period (i.e., December 31, 2007 or December 31, 2008) (the “Closing Price”), and (ii) the Company share price at the beginning of a Performance Period will be calculated based on the average daily closing market price of a share of the Company’s common stock as quoted on the NASDAQ National Market on days such market is open for trading during the 30 calendar day period ending on the Participant’s Entry Date (the “Grant Date Price”).

The percentage of the Target Award Opportunity actually earned (if any) with respect to a Performance Period, and, correspondingly, the amount of the actual Award payout to the Participant with respect to such Performance Period will be (i) equal to the Target Award Opportunity, (ii) greater than the Target Award Opportunity (but in no event more than 150% of the Target Award Opportunity), or (iii) zero, in each case based on actual Company share performance (measured by comparing the applicable Closing Price to the applicable Grant Date Price for the Participant), using the following thresholds.

Closing Price Measurement Threshold	% of Target Award Opportunity Earned

150% of Grant Date Price and above	150%
Grant Date Price	100%
Less than Grant Date Price	0%

No amounts will be payable in respect of a Performance Period if the Closing Price is lower than the Grant Date Price for the Participant.  No portion of a Target Award Opportunity in respect of one Performance Period may be transferred to the other Performance Period.  In no event will any Award payout to any Participant exceed 150% of the Target Award Opportunity for such Performance Period for such Participant.  Linear interpolation will be used to calculate the percentage of the Target Award Opportunity earned for performance above the Grant Date Price (not to exceed 150% of the Target Award Opportunity).

(c) Death or Disability Terminations.  In the event the Participant’s employment with the Company terminates prior to the conclusion of the Performance Period due to the Participant’s death or due to the Participant becoming “disabled” within the meaning of Section 409A(a)(2)(C) and related rules and regulations in effect from time to time (“Disability”), the percentage of the Target Award Opportunity actually earned (if any) by such Participant, and, correspondingly, the amount of the actual Award payout to such Participant, will be determined using the methodology set forth above in paragraph (b) (without duplication), except that (i) the Performance Period shall be deemed to end on the date of such Participant’s termination of employment with the Company, such that the Closing Price will be calculated based on the average daily closing market price of a share of the Company’s common stock as quoted on the NASDAQ National Market on the days such market is open for trading during the 30 calendar day period ending on such termination date (which Company share price shall be deemed to equal the Participant’s Grant Date Price if such termination of employment due to death or Disability occurs during the first 12 months of the Performance Period), and (ii) the Target Award Opportunity of such Participant will be pro rated to reflect the portion of the Performance Period actually completed by such Participant as of the date of such Participant’s termination of employment.  In such instance, the pro rata Target Award Opportunity shall be determined by multiplying the Target Award Opportunity by a fraction, the numerator of which shall equal the actual days of employment with the Company on and after the Participant’s Entry Date through the date of termination of employment during the Performance Period, and the denominator of which shall equal the number of days in the Performance Period on and after the Participant’s Entry Date assuming no such termination of employment had occurred.

(d) Change in Control.  In the event a “Change in Control” (as defined in the Annual Incentive Plan) occurs during the Performance Period, the percentage of the Target Award Opportunity actually earned (if any) with respect to such Performance Period, and, correspondingly, the amount of the actual Award payout to the Participant will be calculated using the methodology set forth above in paragraph (b) (without duplication), except that the Performance Period shall be deemed to end on the date of the Change in Control, such that the Closing Price will be calculated based on the average daily closing market price of a share of the Company’s common stock as quoted on the NASDAQ National Market on the days such market is open for trading during the 10 calendar day period ending on the date of such Change in Control.  In such event, the Target Award Opportunity of the Participant with respect to a Performance Period shall not be pro rated to reflect the portion of such Performance Period actually completed as of the date of such Change in Control.

Also in such event, if the Plan and outstanding Target Award Opportunities and Award Letters are not assumed and continued following the Change in Control, any Award payout to the Participant calculated under this Section 6(d) shall be paid in cash in a single lump sum within fifteen days following the Change in Control.  If the Plan and outstanding Target Award Opportunities and Award Letters are assumed and continued following such Change in Control, any Award payout to the Participant (or Participant’s Beneficiary, as defined below) calculated under this Section 6(d) shall be paid in cash in a single lump sum at the earliest of (i) the last day of the applicable Performance Period assuming no Change in Control had occurred (i.e., December 31, 2007 or December 31, 2008), (ii) within fifteen days following the Participant’s termination of employment with the Company due to death or Disability, or (iii) within thirty days following the Participant’s Qualifying Termination Event.  For these purposes, “Qualifying Termination Event” means (i) with respect to a Participant then covered by the ImClone Systems Inc. Change-in-Control Plan (the “CIC Plan”), an involuntary termination of the Participant’s employment with the Company without “Cause” or a voluntary termination of the Participant’s employment with the Company for “Good Reason,” each as defined under the CIC Plan, that occurs within 24 months following the Change in Control, or (ii) with respect to a Participant not then covered by the CIC Plan, an involuntary termination of the Participant’s employment with the Company without “Cause” (as defined in the CIC Plan).

Following such Change in Control, other than as set forth in this paragraph (d), no other amounts shall become payable to any person under this Plan (whether under Section 8 or otherwise).

In the event a Change in Control occurs during a Performance Period, or after the conclusion of a Performance Period but prior to full payment of then-outstanding Awards, the Committee shall not be authorized to reduce or eliminate such outstanding Target Award Opportunities or then-outstanding Award amounts.

(e) Non-Duplication.  The provisions of paragraphs (b), (c) and (d) above are intended to be mutually exclusive, such that, in the event the Participant becomes entitled to an Award payout pursuant to either paragraph (b), (c) or (d) above in respect of a Performance Period, such Award payout shall be the exclusive Award payout for the Participant under the Plan in respect of such Performance Period.

7.  Form of Payout and Timing

Subject to Section 6(d), Award payouts to Participants with respect to a Performance Period will be made in cash in a single lump sum within fifteen days following the conclusion of the applicable Performance Period, without interest.

8.  Termination of Employment

To be eligible to receive an Award payout under the Plan with respect to a Performance Period, the Participant must be in active, full-time employment with the Company on the last day of the applicable Performance Period, except as expressly provided in Section 6(d) or in this Section 8.

Subject to Section 6(d), in the event the Participant’s employment with the Company terminates for any reason other than due to death or Disability during a Performance Period, the Participant shall forfeit any unpaid amounts for such Performance Period.

In the event the Participant’s employment with the Company terminates during a Performance Period due to the Participant’s death or Disability, the Participant shall be eligible for a pro rata Award payout in respect of such Performance Period, calculated as set forth in Section 6(c).  Any such Award payout shall be paid in cash in a single lump sum within fifteen days following the date of such termination of employment to the Participant or the Participant’s Beneficiary, as applicable (subject to the six-month deferral requirement if applicable under Section 409A of the Code).  Following such termination of employment, no other amounts shall become payable to the Participant or the Participant’s Beneficiary in respect of such Performance Period under this Plan.

The Participant’s “Beneficiary” shall be the person or persons designated in writing to the Committee or, failing such designation, to the Participant’s estate.  No beneficiary designation shall be effective unless it is in writing and received by the Committee prior to the date of death of the Participant.

9.  Amendments and Termination

The Committee reserves the right at any time, to terminate, amend or suspend the Plan and the terms and provisions of any Target Award Opportunities or Award Letters theretofore granted to any Participant which has not been earned and paid, except that no amendment shall be made that would adversely affect the rights of a Participant under a Target Award Opportunity theretofore granted, without the Participant’s consent.  No Target Award Opportunities may be granted during any suspension of the Plan.

10.  Miscellaneous

(a) Taxes.  The Company is authorized to withhold from any Award payout, or any payroll or other payment to a Participant, amounts of withholding and other taxes due in connection with any transaction involving any Award payout, and to take such other action as the Committee may deem advisable to enable the Company and Participants to satisfy obligations for the payment of withholding taxes and other tax obligations relating to any Award payout.

(b) Section 409A.  This Plan is intended to comply with the applicable requirements of Section 409A of the Code and shall be limited, construed and interpreted in accordance with such intent.  To the extent that any payment or benefit hereunder is subject to Section 409A of the Code, it shall be paid in a manner that will comply with Section 409A of the Code, including proposed, temporary or final regulations or any other guidance issued by the Secretary of the Treasury and the Internal Revenue Service with respect thereto, without additional liability to the Company.  Notwithstanding anything herein to the contrary, any provision in this Plan that is inconsistent with Section 409A of the Code shall be deemed to be amended to comply with Section 409A of the Code and to the extent such provision cannot be amended to comply therewith, such provision shall be null and void.

(c) Limitations on Rights Conferred Under Plan and Beneficiaries.  Neither status as a Participant nor receipt of an Award Letter shall be construed as a commitment that any amount will become payable under the Plan.  Nothing contained in the Plan, any Award Letter or any other documents related to the Plan shall confer upon any Eligible Employee or Participant any right to continue as an Eligible Employee, Participant or in the employ of the Company or any of its affiliates or constitute any contract or agreement of employment, or interfere in any way with the right of the Company to reduce such person’s compensation, to change the position held by such person or to terminate the employment of such person, with or without cause, but nothing contained in this Plan or any document related thereto shall affect any other contractual right of any Eligible Employee or Participant.  No benefit payable under, or interest in, this Plan shall be transferable by a Participant except by will or the laws of descent and distribution or otherwise be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge.

(d) Unfunded Plan.  The Plan shall be unfunded and shall not create (or be construed to create) a trust or a separate fund or funds.  To the extent any Participant holds any obligation of the Company hereunder, such obligation shall constitute a general unsecured liability of the Company and accordingly shall not confer upon such person any right, title, or interest in any assets of the Company.

(e) Other Benefit Arrangements.  Compensation received under the Plan and/or the Target Award Opportunity shall not be considered for purposes of determining benefits under any other plan or arrangement maintained by the Company as of the Effective Date or adopted subsequently, unless such plan or arrangement specifically provides for inclusion of amounts payable under the Plan.